Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 5, 2026 (“Execution Date”), by and between Super League Enterprise, Inc., a Delaware corporation, on the one hand (the “Purchaser” or “SLE”), and Let’s Bounce, Inc., Delaware corporation, on the other hand (“BOUNCE” or “Seller”). The Purchaser and the Seller may be referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller desires to sell all of the tangible and intangible assets, products and services, listed in Exhibit A hereto, to Purchaser upon the conditions set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase the assets, listed in Exhibit A hereto, of Seller upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations and warranties hereinafter set forth, and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.     PURCHASE AND SALE; EARN-OUT; EMPLOYMENT.

1.1    Agreement to Purchase and Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller, all legal right, title and interest of the Seller in and to all of the assets specifically detailed in Exhibit A hereto, inclusive of all technology, existing and pending products and associated services, operations, existing contracts, pending contracts and sales pipeline as of closing, customer list, intellectual property (i.e., consisting of all patents issued, patents pending, trademarks, copyrights, trade secrets, etc.), social media accounts and channels, and all other material assets related to the operations of the business (collectively, the “Assets”).

1.2    No Assumption of Liabilities. Purchaser shall not assume, and shall not be responsible for, any of the liabilities of Seller.

1.3    Excluded Assets. For the avoidance of doubt, all outstanding or unpaid invoices, accounts receivable, or other similar items of Seller shall not be deemed assets acquired by Purchaser unless expressly set forth in Exhibit A hereto.

1.4    Total Purchase Price. The total purchase price to be paid by Purchaser for the Assets shall be Two Hundred Thousand Dollars ($200,000.00) (the “Purchase Consideration”), payable as follows: (a) Seventy-Five Thousand Dollars ($75,000.00) at closing via wire transfer; (b) Twenty-Five Thousand Dollars ($25,000.00) on the three-month anniversary of closing via wire transfer; and (c) One Hundred Thousand Dollars ($100,000.00) on the six-month anniversary of closing via wire transfer. The foregoing is exclusive of the Earn-Out as described in Section 1.5 immediately below.

1.5    Earn-Out. The Earn-Out for BOUNCE is as follows:

(a)    The sum of One Hundred Fifty Thousand Dollars ($150,000.00) is payable upon the realization by SLE of Five Hundred Thousand Dollars ($500,000.00) in Net Revenue from the Products in calendar year 2026. For the avoidance of doubt, “Net Revenue” shall be defined as gross revenues realized from the products of Seller in existence at Closing less (i) third party developer and contractor costs, and (ii) any other costs associated with man-hours spent by internal SLE employees or full-time contractors that are directly related to the delivery of work against such gross revenues, specifically excluding the salaries of Messrs. Hemou and Degens;

(b)    The sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00) upon the realization by SLE of a total of One Million Dollars ($1,000,000.00) in Net Revenue from the Products in calendar year 2026; and

(c)    For the avoidance of doubt, the earn-out period for Bounce will conclude on December 31, 2026.

1.6    Employment Agreements; Inducement Equity Grant. Messrs. Hemou and Degens will receive SLE’s standard employment terms and conditions, healthcare, and other benefits (payable in-kind for Messr. Degens and payable in an equivalent amount of cash on a semi-monthly basis for Messr. Hemou), and each will receive as an inducement equity grant, pursuant to Nasdaq Rule 5635(b)(4), in the amount of $200,000.00 of restricted stock (the “Inducement Grant”) (i.e., number of shares is calculated based on $200,000.00 divided by the average closing price of the five (5) days preceding the day of Closing). The Inducement Grants will vest as follows: (i) 25% on the six-month anniversary of Closing; and (ii) the remaining 75% to vest in eighteen (18) equal monthly increments in arrears through the two-year anniversary of Closing. Further, with respect to the employment offers to each of Messrs. Hemou and Degens, the following shall apply: (a) if termination without cause occurs during the initial twelve (12) months post-Closing, then in such event the terminated party will receive twelve (12) months of severance equal the terminated party’s annual salary (the “Annual Salary”) on the date of termination (payable in twelve monthly payments) and the unvested portion of the Inducement Grants shall fully vest upon termination, (b) if termination without cause occurs during the second (2nd) year of employment post-Closing, then in such event the terminated party will receive his Annual Salary through the second (2nd) anniversary of Closing, pro-rated for the period remaining in the second (2nd) year of employment and payable monthly through the second (2nd) anniversary of employment, and the unvested portion of the Inducement Grants shall fully vest upon termination, and (c) in the event of a change of control of SLE, all employment terms, Inducement Grant vesting, and benefits shall remain unaffected during the two-year term post-closing, and (d) in the event a change of control would otherwise affect employment terms, the annual salary, Inducement Grant vesting, etc. will be treated as if a termination without cause as set forth in this Section 1.6 and evidenced in Exhibit B hereto. Typical non-compete and non-solicitation provisions will be part of the employment agreements for each of Messrs. Hemou and Degens for the two-year employment agreement period.

1.7    Closing. The closing of the purchase and sale of the Assets (the “Closing”) shall occur on or before January 5, 2026, and shall occur electronically with the parties providing fully executed versions of this Agreement to the other along with the other items required by each of the Parties as set forth in Article VI hereinbelow. Following receipt of all of the required delivery items by Seller, Purchaser will effectuate a wire transfer to Seller in the amount of the initial tranche of the Purchase Price as set forth in Section 1.4 hereinabove.

ARTICLE II.      REPRESENTATIONS AND WARRANTIES OF SELLER.

2.1    Corporate Status. Seller is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

2.2    Actions. All actions and proceedings necessary to be taken by or on the part of Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms.

2.3     No Defaults. Neither the execution, delivery, or performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a)    Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Seller is a party to or by which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Seller’s assets; or

(b)    Violate any judgment, decree, order, statute, rule, or regulation applicable to Seller.

2.4    Breach. Seller is not in violation or breach of any of the terms, conditions or provisions of any contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of Seller, to which Seller is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on Seller.

2.5    Approvals and Consents; Assignment of Contracts. To Seller’s knowledge, no permit, license, consent, approval, or authorization of, or filing with, any governmental regulatory authority or agency is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except where its absence would not have a material adverse effect on the Assets.

2.6     Title to and Condition of Assets.

(a)    Seller has good, valid, and marketable title to all the Assets, free and clear of all liens, encumbrances and security interests of every kind or character.

2.7    No Broker or Finder. Seller has not employed or used the services of any broker or finder in connection with this transaction and Seller shall hold Purchaser completely free and harmless from the claims of any person claiming to have so acted on behalf of Seller.

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

3.1    Corporate Status. Purchaser is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business necessary. Purchaser has full corporate power to continue its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Purchaser has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

3.2    Corporate Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors of Purchaser, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms.

3.3     No Defaults. Neither the execution, delivery, or performance by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a)    Violate or conflict with the provisions of the articles of incorporation or bylaws of Purchaser;

(b)    Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Purchaser is a party to or by which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Purchaser’s assets, except for agreements, indentures and instruments related to the financing of the transactions contemplated by this Agreement; or

(c)    Violate any judgment, decree, order, statute, rule, or regulation applicable to Purchaser.

3.4      Breach. Purchaser is not in violation or breach of any of the terms, conditions or provisions of its articles of incorporation, as amended, or any indenture, mortgage or deed of trust or other contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of Purchaser, to which Purchaser is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on Purchaser.

3.5      Approvals and Consents. All approvals and consents of entities not a party to this Agreement, legally and contractually required, have been obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

3.6    Litigation. There are no lawsuits, judgments, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or to Purchaser’s knowledge, threatened against the Purchaser relating to or affecting the execution, delivery or performance of this Agreement or the ability of Purchaser to perform its obligations under this Agreement.

3.7    No Broker or Finder. Purchaser has not employed or used the services of any broker or finder in connection with this transaction and shall hold Seller completely free and harmless from the claims of any person claiming to have so acted on behalf of Purchaser.

ARTICLE IV.   COVENANTS OF SELLER.

4.1    Representations and Warranties. Seller shall give detailed written notice to Purchaser promptly upon learning of any fact which (i) would render untrue in any material respect any of Seller’s representations or warranties contained in this Agreement, or (ii) would cause Seller to fail to comply with its obligations hereunder in any material respect between the Execution Date and the Closing if such dates are not otherwise concurrent.

4.2    Consummation of Agreement. Seller shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

4.3    Restrictions. Prior to the Closing, Seller shall not encumber or grant any security interest in any of the Assets.

ARTICLE V.   COVENANTS OF PURCHASER.

5.1    Representations and Warranties. Purchaser shall give detailed written notice to Seller promptly upon learning of any fact which (i) would render untrue in any material respect any of Purchaser’s representations or warranties contained in this Agreement, or (ii) would cause Purchaser to fail to comply with is obligations hereunder in any material respect between the Execution Date and the Closing if such dates are not otherwise concurrent.

5.2    Consummation of Agreement. Purchaser shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

ARTICLE VI.  ITEMS TO BE DELIVERED AT THE CLOSING.

6.1      Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:

(a)    An executed Agreement, including the Bill of Sale attached hereto as Exhibit B;

(b)	All the Assets specified in Exhibit A hereto;

(c)	Executed employments agreements by Messrs. Hemou and Degens; and

(d)	Written evidence of unanimous board of director and stockholder approval of the asset purchase transaction.

6.2	Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

 (a)   An executed Agreement, including the Bill of Sale attached hereto as Exhibit B;

 (b)    A wire transfer in the amount of $75,000.00;

 (c)    Executed employment agreements with Messrs. Hemou and Degens; and

 (d)    Written evidence of board of director approval of the asset purchase transaction.

ARTICLE VII.  POST-CLOSING MATTERS.

7.1    Post-Closing Obligations. The parties shall each manage all post-closing matters that may arise from time to time to further the transaction set forth herein.

ARTICLE VIII.  INDEMNIFICATION.

8.1    Indemnification by Seller. Seller shall indemnify, defend, and hold Purchaser harmless from and against any and all liabilities or obligations arising with respect to the Assets up to the Closing. Further, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney’s fees and costs (collectively, “Purchaser Losses”) that Purchaser may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of Seller’s representations and warranties contained in this Agreement or in any agreement, instrument or document entered into pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Seller to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing. Seller shall not have any liability under this Section 8.1 unless Purchaser gives written notice to Seller asserting a claim for Purchaser Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of one (1) year from the Closing.

8.2    Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all liabilities or obligations arising with respect to the Assets, expressly excluding claims asserted after the Closing that relate to actions taken by Seller prior to the Closing. Further, Purchaser shall indemnify, defend and hold harmless Seller from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney’s fees and costs (collectively, “Seller Losses”) that Seller may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of Purchaser’s representations and warranties contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing. Purchaser shall not have any liability under this Section 8.2 unless Seller gives written notice to Purchaser asserting a claim for Seller Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of one (1) year from the Closing.

ARTICLE IX.  MISCELLANEOUS.

9.1    Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing: (a) by the mutual written consent of Seller and Purchaser; (b) by Seller or Purchaser at any time prior to Closing if Seller or Purchaser, as the case may be, prior to such date, determines in its sole discretion that the results of its due diligence investigation of the other party is in any way unsatisfactory. A termination pursuant to this Section 9.1 shall not relieve any Party of any liability it otherwise has for a breach of this Agreement. As a condition to any termination by Purchaser hereunder, all information and materials relating to the Assets and to which Purchaser obtained access during the negotiations leading to, or following, execution of this Agreement, and any other writings containing excerpts of such materials or information, and any or all copes thereof, shall be delivered to Seller.

9.2    Expenses. Each Party hereto shall bear all its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting, legal and other professional fees incurred in connection herewith.

9.3    Further Assurances. From time to time prior to, on and after the Closing, each Party hereto will execute all such instruments and take all such actions as any other Party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

9.4    Construction. All signatories hereto agree that each of them and their respective counsel, and other advisors, has reviewed and had an opportunity to revise this Agreement and the exhibits hereto and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits hereto.

ARTICLE X.  DISPUTE RESOLUTION.

10.1    Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement (a “Dispute”), the Parties shall use their best efforts to settle such Dispute. To this effect, management of the Parties involved shall consult and negotiate with each other in good faith to attempt to reach a just and equitable solution satisfactory to both parties.

10.2    Governing Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the State of California.

10.3    Submission to Jurisdiction. The Parties irrevocably and unconditionally:

(a)    submit to the exclusive jurisdiction of the courts of the State of California, County of Los Angeles, and all courts of appeal from them; and

(b)    waive any objection they may now or in the future have to the bringing of proceedings in those courts and any claim that any proceedings have been brought in an inconvenient forum.

ARTICLE XI.  GENERAL PROVISIONS.

11.1    Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representative, successors, and assigns. No Party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other Party, and any such attempted assignment or delegation without such consent shall be void. Seller agrees not to unreasonably withhold its consent to any assignment by Purchaser of its rights hereunder prior to Closing to a corporation or other entity controlled by Purchaser, provided that (a) such assignee will assume all obligations of Purchaser hereunder, without Purchaser being released, and (b) such assignment will not, in Seller’s reasonable judgment, delay in any material way or make more doubtful the Closing.

11.2    Amendments; Waivers. The terms, covenants, representations, warranties, and conditions of this Agreement may be changed, amended modified, waived, discharged, or terminated only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later date to enforce the same. No waiver by any Party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

11.3    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express, or a similar overnight courier service, expenses prepaid, or, if sent by email, to the applicable party at the email address set forth in this Section 11.3 and confirmed receipt:

(a)    If to Seller, then to: Let’s Bounce, Inc.: 720 Seneca St., Suite 107 # 286, Seattle, WA 98101; Attn: Barak Hemou; barak.chamo@gmail.com; +1 929 434 9457; and

(b)    If to Purchaser, then to: Super League Enterprise, Inc., 2450 Colorado Ave., Suite 100E, Santa Monica, CA 90404; Attn: Matt Edelman, CEO & President, matt.edelman@superleague.com, +1 310 770 7194.

Any Party may alter the address to which communications are to be sent by providing written notice of such change of address in conformity with the provisions of this Section 11.3 of providing notice.

11.4    Captions. The captions of Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

11.5    Entire Agreement. This Agreement and the other documents delivered hereunder constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements, or conditions, express or implied, oral, or written, relating to the subject matter hereof, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

11.6    Execution; Counterparts. This Agreement may be executed in any number of original counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the Parties reflected hereon as the signatories.

11.7    Time. Time is of the essence in complying with all stated dates set forth herein.

11.8    Currency. A reference to ‘$’ is a reference to the currency of the USA.

11.9    Related Party Transaction; Arms-Length Negotiation. For the avoidance of doubt, this Agreement has been negotiated at arms-length between the Parties and, by their execution of this Agreement, has been unanimously agreed upon by both Seller and Purchaser.

[Signature page follows]

IN WITNEBOUNCE WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized signatories as of the date first written above.

PURCHASER:

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Matt Edelman
Matt Edelman
CEO & President

SELLER:

LET’S BOUNCE, INC.

By:
Name:
Title:

[Signature page to Asset Purchase Agreement]

EXHIBIT A

LIST OF ASSETS

The tangible and intangible assets sold hereunder to Super League Enterprise, Inc. (“SLE”) shall consist of the following (collectively, the “Assets”):

1. Existing Customer and Partnership Contracts

●

Seller’s status as an official Roblox Loyalty Pilot Partner, including all associated rights and documentation, to the extent transferable and subject to any required third-party consents, under the applicable Roblox agreement

●	Agreements and participation arrangements with Roblox experience developers, studios, and IP holders enrolled or actively participating in the Bounce Play Network or related programs

2. Sales and Partnership Pipeline

●	Active and qualified sales opportunities with brands, agencies, and partners currently in RFP, discussion, negotiation, or proposal stage.
●

Non-binding discussions and prospective strategic partnership opportunities not yet under executed contract, including regional partnerships (Asia and Europe), data partnerships, business development collaborations, and channel partnerships.

●	Developer relations and supply-side pipeline, including Roblox games, studios, and IP holders in active discussions to onboard to the Bounce Play Network or related initiatives

For clarity, Seller shall, to the best of its reasonable ability, facilitate introductions, knowledge transfer, further development and transition support in connection with the foregoing pipeline and partnership items, subject to Buyer’s sole discretion as to whether and how to pursue any such opportunities.

3. Intellectual Property

●

All proprietary software, source code, SDKs, APIs, backend services, platform architecture, and internal tools developed by Seller, including those enabling or supporting the Bounce Loyalty, rewards, Play Network, and Analytics products.

●

All analytics schemas, data models, event taxonomies, attribution logic, dashboards, reporting methodologies, and technical documentation, including those used to measure engagement, rewards, loyalty participation, conversion, and performance across all products.

●	All product designs, UX/UI flows, wireframes, specifications, internal documentation, and operational playbooks
●

All right, title, and interest in the “Bounce” brand, including the Bounce name, trademarks (registered or unregistered), logos, visual identity, and associated commercial goodwill, together with all related brand-associated intellectual property

4. Other Assets

●	All domain names, websites, dashboards, and associated web properties operated by Seller.
●	All marketing materials, pitch decks, case studies, internal sales collateral, and partner-facing documentation.
●	All materials, documentation, and data related to the Bounce Play Network, including developer catalogs, integration menus, campaign templates, and onboarding materials.
●	All non-personal, aggregated, or anonymized data generated in connection with Loyalty programs, to the extent owned or controlled by Seller and transferable under applicable law and agreements.

REMAINDER OF EXHIBITS INTENTIONALLY OMITTED